EXHIBIT 10 (bbb)

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement, dated and effective as of December 30, 2008 (this “Amendment”), amends that certain Employment Agreement, dated as of June 1, 2005 (the “Original Agreement”) by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and William C. Carstanjen (“Employee”), subject to the approval of the Board (as defined below). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Original Agreement.

RECITALS

A. WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

B. WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend the Original Agreement to comply with Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. Section 2.B. of the Original Agreement shall be amended by adding following to the end of the fourth sentence:

“; provided the reimbursement of such expense is made as soon as practicable following Carstanjen’s timely submission to the Company of a request for reimbursement and in no event shall such reimbursement be made later than the end of Carstanjen’s taxable year following the taxable year in which the expense is incurred”

2. The second sentence of Section 5.A. of the Original Agreement shall be amended by inserting the following clause between “following” and “(the “Termination Benefits”)”:

“subject to Carstanjen’s execution of a Company standard release agreement within the minimum time period required under applicable federal and state laws, or if no such period, ten business days following the date of such termination and to the extent there has not been a revocation of such release agreement within the time permitted under applicable law”

3. The following provision shall be added as a separate paragraph to Section 5.A. of the Original Agreement immediately preceding the release paragraph:

“Subject to Section 14 and expiration of the applicable revocation period following the signing of the release, Carstanjen shall be paid the Termination

Benefits (other than the benefits set forth in Section 5.A.vi) in a lump sum as soon as practicable following the termination date, but in no event later than thirty (30) days following the termination date; provided, however, that if the applicable release and revocation period expires later than thirty days following the termination date, such benefits shall be paid no later than sixty (60) days following the termination date. Notwithstanding the foregoing and any provision in this Agreement to the contrary, in any case where the first and last days of the applicable release and non-revocability periods are in two separate taxable years, to the extent necessary to avoid the imposition of any additional taxes under Section 409A (as defined below), any payments required to be made to Carstanjen under this Agreement shall be made in the later tax year.”

4. The third sentence of Section 5.C. of the Original Agreement shall be amended by replacing “six (6) months” with “ninety (90) days” and by adding “and the termination of employment must occur within two (2) years of such occurrences of the act or acts or the failure or failures.”

5. The following clause shall be added to the end of the first sentence of Section 7 of the Original Agreement:

“, which amount shall be payable in a lump sum upon the same terms and conditions as the Termination Benefits”

6. The following shall be added as a new Section 14 at the end of the Original Agreement:

“Section 409A. Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (“Section 409A”), if Carstanjen is a “specified employee” (as defined under Section 409A) as of the date of his “separation from service” (as defined under Section 409A) from the Company, then any payment of benefits scheduled to be paid by the Company to Carstanjen during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the earlier of (a) the expiration of the six (6) month period measured from the date of Carstanjen’s “separation from service” and (b) the date of Carstanjen’s death. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to Carstanjen in a lump sum as soon as practicable following the expiration of such period (or if earlier, upon Carstanjen’s death) but in no event later than thirty (30) days following such period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a “separation from service” under Section 409A. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Charles G. Kenyon
Name:	Charles G. Kenyon
Title:	VP Human Resources

EMPLOYEE

By:	/s/ William C. Carstanjen
Name:	William C. Carstanjen
Title:	Executive Vice President, General Counsel and Chief Development Officer